Exhibit 10.8

Payable in Shares

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) a target award (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the 2012 Long-Term Performance Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is February 28, 2012. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Performance Units shall be earned, vested and payable if and to the extent that the Return on Invested Capital performance goals set forth in the Grant Letter (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, 2012 and ending December 31, 2014.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals as of the end of the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, 2014 (the “Vesting Date”).

(b) At the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to 175% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letter.

(c) Except as described below, no Performance Units shall vest prior to the Vesting Date, and if the Performance Goals are not attained at the end of the Performance Period, the Performance Units shall be immediately forfeited and shall cease to be outstanding.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) If, after December 31, 2012, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of Retirement (as defined below), Involuntary Termination (as defined below) or death, or the Grantee incurs a Long-Term Disability (as defined below), the Grantee shall earn a pro-rata portion of the outstanding Performance Units based on attainment of the Performance Goals, as determined following the end of the Performance Period. The pro-rated portion shall be determined by calculating the number of Performance Units earned based on attainment of the Performance Goals, multiplied by a fraction, the numerator of which is the number of months following January 1, 2012 and up to the Grantee’s termination date in which the Grantee was employed by the Employer and the denominator of which is 36. A partial month shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 6.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Vesting Date, the Grantee’s outstanding Performance Units shall vest at their Target Award value and shall be paid within 60 days after such Involuntary Termination, notwithstanding Sections 3 and 6 herein. The Company shall issue shares of Company Stock equal to the vested Performance Units, subject to applicable tax withholding.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “Retirement” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Payment. At the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the vested earned Performance Units, subject to applicable tax withholding. Payment shall be made between January 1, 2015 and March 15, 2015. Any fractional shares will be rounded up to the nearest whole share.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing cash account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.

10. No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.

12. Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Performance Units. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding tax amount.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Internal Revenue Code or an exemption, consistent with Section 20(h) of the Plan.

16. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

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